Exhibit 18.01
February 5, 2007
Symantec Corporation
Cupertino, CA
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of Symantec Corporation (the Company) for the three months ended December 29, 2006, and have read the Company’s statements contained in note 1 to the condensed consolidated financial statements included therein. As stated in note 1, the Company previously recognized a liability for cases in which the Company was the defendant for estimated external legal costs to be incurred during the next fiscal quarter. Effective October 1, 2006, the Company changed its policy related to legal costs from one generally accepted method of accounting to another generally accepted method of accounting. Under the new policy, the Company will no longer recognize a liability for external legal costs related to future periods. Instead, the Company will expense such amounts in the period incurred. The Company states that the newly adopted accounting principle is preferable in the circumstances because the costs and administrative burden involved in estimating future legal costs outweigh the benefits, and further, the new method more accurately aligns the expense with the accounting period in which it is incurred. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to March 31, 2006, nor have we audited the information set forth in the aforementioned note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
/s/ KPMG LLP